Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Stephanie Lerdall, 312.780.5399
amanda.bryant@hyatt.com	stephanie.lerdall@hyatt.com

HYATT REPORTS THIRD QUARTER 2017 RESULTS
Raises Midpoint of Full-Year Outlook for RevPAR and Adjusted EBITDA
Announces Three-Year Plan to Sell $1.5 Billion of Real Estate Holdings

CHICAGO (November 2, 2017) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported third quarter 2017 financial results. Net income attributable to Hyatt was $16 million, or $0.13 per diluted share, in the third quarter of 2017, compared to $62 million, or $0.47 per diluted share, in the third quarter of 2016. Adjusted net income attributable to Hyatt was $32 million, or $0.26 per diluted share, in the third quarter of 2017, compared to $61 million, or $0.47 per diluted share, in the third quarter of 2016. Refer to the table on page 4 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended September 30, 2017.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "Our third quarter results reflect continued, upward momentum in our business, with solid systemwide RevPAR growth, a double-digit percentage increase in our fee revenue and an expansion of our development pipeline. We continue to have sustained growth in our base of hotel rooms and remain on track for a record number of hotel openings in 2017. Given these results, we have increased the midpoint of our full-year outlook for RevPAR and Adjusted EBITDA."

Third quarter of 2017 financial highlights as compared to the third quarter of 2016 are as follows:

•	Net income decreased 73.4% to $16 million.

•	Adjusted EBITDA decreased 6.2% to $180 million, down 6.7% in constant currency.

•
Comparable systemwide RevPAR increased 1.6%, including a decrease of 1.1% at comparable owned and leased hotels. Excluding the impacts of Jewish holiday timing and natural disasters, comparable systemwide RevPAR increased 2.6% and comparable owned and leased RevPAR increased 0.5%.

•
Comparable U.S. hotel RevPAR decreased 0.1%; full service and select service hotel RevPAR decreased 0.7% and increased 1.4%, respectively. Excluding the impacts of Jewish holiday timing and natural disasters, comparable U.S. hotel RevPAR increased 1.3%; full service and select service hotel RevPAR increased 1.2% and 1.7%, respectively.

•	Comparable owned and leased hotels operating margins decreased 40 basis points to 23.0%.

•	Adjusted EBITDA margin decreased 260 basis points to 27.5%, in constant currency.

•	Net hotel and net rooms growth was 9.0% and 6.5%, respectively.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

Mr. Hoplamazian continued, "With the recent sale of two hotels and the completion of nearly $250 million of share repurchases in the third quarter, we are fulfilling our commitment to be a net seller of assets in 2017 and return substantial capital to shareholders. Looking ahead, we plan to extend this strategy to sell roughly $1.5 billion of real estate over the next three years, which we are confident will unlock additional shareholder value and drive the growth of our business."

Third quarter of 2017 financial results as compared to the third quarter of 2016 are as follows:

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA decreased 13.8% (14.3% in constant currency) including a 38.0% decrease in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. The decrease in total segment Adjusted EBITDA was driven by the lapping of the 2016 Olympic Games, transaction activity, natural disasters, and the shift in the timing of certain Jewish holidays to the third quarter in 2017, from the fourth quarter in 2016. Refer to the table on page 17 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to total owned and leased hotels segment Adjusted EBITDA.
Owned and leased hotels segment revenues decreased 2.7% (3.2% in constant currency). RevPAR for comparable owned and leased hotels decreased 1.1%. Occupancy decreased 160 basis points and ADR increased 1.0%.

Management and Franchise Fees
Total fee revenue increased 12.2% (11.9% in constant currency) to $122 million, driven by new hotels and improved performance at existing hotels. Base management fees increased 5.4% to $51 million and incentive management fees increased 21.4% to $30 million. Franchise fees increased 11.9% to $30 million. Other fee revenues increased 23.4% to $11 million.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 6.8% (6.5% in constant currency). RevPAR for comparable Americas full service hotels decreased 0.3%; occupancy decreased 30 basis points and ADR increased 0.2%. RevPAR for comparable Americas select service hotels increased 1.7%; occupancy increased 110 basis points and ADR increased 0.4%. Revenue from management, franchise and other fees increased 5.9% (5.7% in constant currency).
Transient rooms revenue at comparable U.S. full service hotels increased 1.5%; room nights increased 2.9% and ADR decreased 1.3%. Group rooms revenue at comparable U.S. full service hotels decreased 6.6%; room nights decreased 8.0% and ADR increased 1.5%. Group demand was negatively impacted by Jewish holiday timing and natural disasters.
The following seven hotels were added to the portfolio in the third quarter:

•	Carlton Hotel Newport Beach, a Hyatt Affiliated Hotel (franchised, 343 rooms). Hyatt expects this hotel to be rebranded as a Hyatt Regency.

•	Hyatt Regency Lake Washington at Seattle’s Southport (managed, 347 rooms)

•	Hyatt Centric Guatemala City, Guatemala (franchised, 138 rooms)

•	Hyatt Place Eugene / Oakway Center (franchised, 130 rooms)

•	Hyatt Place Santa Cruz (franchised, 106 rooms)

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

•	Hyatt Place St. Petersburg / Downtown (franchised, 175 rooms)

•	Hyatt House Chicago / Oak Brook (franchised, 144 rooms)
One hotel was removed from the portfolio in the third quarter.

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased 19.9% (21.2% in constant currency). RevPAR for comparable ASPAC full service hotels increased 6.3%, driven by strong RevPAR growth in Greater China. Occupancy increased 430 basis points and ADR increased 0.2%. Revenue from management, franchise and other fees increased 17.8% (18.8% in constant currency).
The following hotel was added to the portfolio in the third quarter:

•	Grand Hyatt Changsha, China (managed, 345 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased 41.3% (36.1% in constant currency). RevPAR for comparable EAME/SW Asia full service hotels increased 3.5%, driven by improved performance in Western Europe and Turkey. Occupancy increased 160 basis points and ADR increased 0.9%. Revenue from management, franchise and other fees increased 18.6% (15.6% in constant currency).
The following hotel was added to the portfolio in the third quarter:

•	Hyatt Regency Lucknow, India (managed, 206 rooms)

Corporate and Other
Corporate and other Adjusted EBITDA decreased 25.9% (consistent in constant currency), primarily driven by increased selling, general, and administrative expenses.
Corporate and other revenues increased 175.6% (consistent in constant currency), primarily driven by wellness business acquisitions (Miraval and Exhale Enterprises, Inc. ("exhale")) and increased revenues related to the Company's co-branded credit card program.

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 20.2%, inclusive of rabbi trust impact and stock- based compensation. Adjusted selling, general, and administrative expenses increased 19.5%, primarily driven by payroll and related expenses, master brand marketing spend in support of the launch of the World of Hyatt platform, and additional expenses related to the acquisitions of Miraval and exhale. Refer to the table on page 10 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

OPENINGS AND FUTURE EXPANSION
Nine hotels (or 1,934 rooms) were added in the third quarter of 2017, each of which is listed above. The Company's net rooms increased 6.5%, compared to the third quarter of 2016. The Company is on pace to add at least 60 hotels in the 2017 fiscal year.
As of September 30, 2017, the Company had executed management or franchise contracts for approximately 315 hotels (or approximately 69,000 rooms), compared to the expectation for 300 hotels and 66,000 rooms as of June 30, 2017. The executed contracts represent important potential entry into several new countries and expansion into new markets or markets in which Hyatt is under-represented.

SHARE REPURCHASE
During the third quarter of 2017, the Company repurchased 4,012,093 shares of common stock for an aggregate purchase price of approximately $247 million. Repurchase activity included 1,813,459 Class B shares at $59.29 per share, 1,401,787 Class A shares at $57.07 per share, and 796,847 Class A shares which settled as the final tranche of the March 2017 accelerated share repurchase (ASR). Under the March 2017 ASR, the Company repurchased a total of 5,393,669 shares at a weighted average share price of $55.62. The Company ended the third quarter with 47,426,878 Class A and 74,123,330 Class B shares outstanding.
No additional share repurchases have been made to date in the fourth quarter of 2017. As of October 27, 2017, Hyatt had approximately $302 million remaining under its share repurchase authorization.

CORPORATE FINANCE / ASSET RECYCLING
During the third quarter, the Company completed the following transactions:

•
Made a minority investment in Oasis Luxury Rentals, Inc., a private accommodations company, and acquired exhale, which provides spa services and high-quality fitness classes. Neither of these transactions was material to the Company.

Subsequent to the end of the third quarter, the Company completed the following portfolio transaction:

•
Sold Royal Palms Resort and Spa in Phoenix, Arizona (119 rooms) and Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch (493 rooms) for approximately $305 million. The hotels continue to be Hyatt-branded under long-term management agreements.

CAPITAL STRATEGY UPDATE
The Company is announcing plans to sell approximately $1.5 billion of real estate over the next three years. This represents an evolution of Hyatt's capital strategy to unlock additional shareholder value and provide funds for future growth investments, while maintaining balance sheet capacity that will continue to fuel growth. These plans will also accelerate the shift to a more fee-driven business model.

BALANCE SHEET / OTHER ITEMS
As of September 30, 2017, the Company reported the following:

•	Total debt of $1.8 billion.

•	Pro rata share of unconsolidated hospitality venture debt of $571 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $383 million, restricted cash of $224 million and short-term investments of $56 million.

•	Undrawn borrowing availability of $1.2 billion under Hyatt's revolving credit facility.

2017 OUTLOOK
The Company is reaffirming the following information for the 2017 fiscal year:

•
Adjusted selling, general, and administrative expenses are expected to be approximately $310 million. This excludes approximately $31 million of stock-based compensation expense and any potential expenses related to benefit programs funded through rabbi trusts.

•	Other income (loss), net is expected to be negatively impacted by approximately $80 million related to performance guarantee expense for the four managed hotels in France.

•	Interest expense is expected to be approximately $80 million.

•	The effective tax rate is expected to be approximately 36% to 38%.
The Company is revising the following information for the 2017 fiscal year:

•	Comparable systemwide RevPAR is expected to increase approximately 2.5% to 3%, compared to fiscal year 2016. The Company's previous expectation was 1% to 3%.

•	Net income is expected to be approximately $193 million to $210 million, compared to the previous expectation of $173 million to $201 million.

•
Adjusted EBITDA is expected to be approximately $805 million to $815 million, compared to the previous expectation of $795 million to $815 million. These estimates reflect an approximate $6 million reduction related to hotel dispositions completed at the beginning of the fourth quarter 2017. These estimates also include a negative impact from foreign currency of approximately $5 million (low end of the forecast) to $0 (high end of the forecast), compared to previous expectation of $10 million to $5 million. Refer to the table on page 3 of the schedules for a reconciliation of Hyatt's forecast for Net Income to Adjusted EBITDA.

•
Capital expenditures are expected to be approximately $300 million, compared to the previous expectation of $350 million. The decrease is attributable to a shift in the timing of certain hotel renovations and recent hotel dispositions.

•	Depreciation and amortization expense is expected to be approximately $365 million to $369 million, compared to the previous expectation of $362 million to $366 million.

•	The Company expects to open at least 60 hotels, compared to the previous expectation of approximately 60 hotels.

Hyatt's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, November 2, 2017, at 10:30 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com, or by dialing 647.689.4468 or 833.238.7946, passcode #90906055, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:30 p.m. CT on November 2, 2017 through November 3, 2017 at midnight by dialing 416.621.4642, passcode #90906055. Additionally, an archive of the webcast will be available on the Company’s website for 90 days.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. While not all of the information that the Company posts to the Hyatt Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•	interest expense;

•	provision for income taxes;

•	depreciation and amortization;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gains (losses) on sales of real estate; and

•	other income (loss), net.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA. Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is the chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both. We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions.
Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by accounting principles generally accepted in the United States of America (GAAP). There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues, net of other revenues from managed properties. Other revenues from managed properties reflect reimbursed costs incurred on behalf of managed hotel property owners. We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income
Adjusted net income, as we definite it, is a non-GAAP measure. We define Adjusted net income as net income attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We believe Adjusted net income provides meaningful comparisons of ongoing operating results.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis since it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income. We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable systemwide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service or select service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable operated hotels" is defined the same as "comparable systemwide hotels" with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable systemwide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These adjusted amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry. RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, ADR and growth trends, market share, the number of properties we expect to open in the future, the amount by which the Company intends to reduce its real estate asset base and the anticipated timeframe for such asset dispositions, our expected adjusted SG&A expense, our estimated comparable systemwide RevPAR growth, our estimated Adjusted EBITDA growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully execute on our strategy to reduces our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third-party owners; the impact of hotel renovations; risks associated with our capital allocation plans and common stock repurchase program, including the amount and timing of share repurchases and the risk that our common stock repurchase program could increase volatility and fail to enhance stockholder value; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers, including the entry of new competitors in the lodging business; relationships with colleagues and labor unions and changes in labor laws; financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; the possible inability of third-party owners, franchisees or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); unforeseen terminations of our management or franchise agreements; changes in federal, state, local or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; our ability to successfully implement our new global loyalty platform, and the level of acceptance of the new program by our guests; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 13 premier brands. As of September 30, 2017 the Company's portfolio included 739 properties in 57 countries. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to create value for shareholders, build relationships with guests and attract the best colleagues in the industry. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Andaz®, Hyatt Centric®, The Unbound Collection by Hyatt™, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™ and Hyatt Residence Club® brand names and have locations on six continents. By adoption of a board resolution, Hyatt Corporation has expressly abandoned its rights to the composite mark Classic Residence by Hyatt. This abandonment has no impact on any other trademark owned by Hyatt Corporation, including without limitation, Hyatt® and related marks. For more information about Hyatt Hotels Corporation, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
3.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA Forecast
4.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended September 30, 2017 and September 30, 2016

5.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Nine Months Ended September 30, 2017 and September 30, 2016

6.	Segment Financial Summary
7.	Hotel Chain Statistics - Comparable Locations
8.	Hotel Brand Statistics - Comparable Locations
9.	Fee Summary
10.	Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
11.	Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
12.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
13.	Capital Expenditures and Investment Spending Summary
14. - 15.	Properties and Rooms by Geography
16.	Properties and Rooms by Brand
17.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA - For the Three Months Ended September 30, 2017

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2017 and September 30, 2016
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES:
Owned and leased hotels	$518	$519	$1,667	$1,594
Management and franchise fees	122	110	374	332
Other revenues	16	11	53	31
Other revenues from managed properties (a)	463	448	1,407	1,385
Total revenues	1,119	1,088	3,501	3,342
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	409	402	1,266	1,204
Depreciation and amortization	92	87	274	254
Other direct costs	9	8	34	23
Selling, general, and administrative	89	74	278	237
Other costs from managed properties (a)	463	448	1,407	1,385
Direct and selling, general, and administrative expenses	1,062	1,019	3,259	3,103
Net gains and interest income from marketable securities held to fund operating programs	12	12	37	20
Equity earnings (losses) from unconsolidated hospitality ventures	1	25	(1)	46
Interest expense	(20)	(20)	(61)	(57)
Gains (losses) on sales of real estate	—	—	34	(21)
Other income (loss), net	(19)	4	23	1
INCOME BEFORE INCOME TAXES	31	90	274	228
PROVISION FOR INCOME TAXES	(14)	(28)	(100)	(65)
NET INCOME	17	62	174	163
NET INCOME AND ACCRETION ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1)	—	(1)	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$16	$62	$173	$163

EARNINGS PER SHARE - Basic
Net income	$0.14	$0.48	$1.38	$1.22
Net income attributable to Hyatt Hotels Corporation	$0.13	$0.48	$1.37	$1.22
EARNINGS PER SHARE - Diluted
Net income	$0.14	$0.47	$1.37	$1.21
Net income attributable to Hyatt Hotels Corporation	$0.13	$0.47	$1.36	$1.21

Basic share counts	124.0	131.9	126.4	133.7
Diluted share counts	125.4	133.1	127.7	134.6
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes these reimbursed costs in direct and selling, general, and administrative expenses. These costs relate primarily to payroll costs where the Company is the employer, as well as reservations, marketing, loyalty program and technology costs.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
For the Three and Nine Months Ended September 30, 2017 and September 30, 2016

Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to Hyatt Hotels Corporation	$16	$62	$173	$163
Interest expense	20	20	61	57
Provision for income taxes	14	28	100	65
Depreciation and amortization	92	87	274	254
EBITDA	142	197	608	539
Equity (earnings) losses from unconsolidated hospitality ventures	(1)	(25)	1	(46)
Stock-based compensation expense	5	1	26	21
(Gains) losses on sales of real estate	—	—	(34)	21
Other (income) loss, net	19	(4)	(23)	(1)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	15	23	59	79
Adjusted EBITDA	$180	$192	$637	$613

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA Forecast
For the Year Ended December 31, 2017

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.
(in millions)

	2017 Forecast Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$193	$210
Interest expense	80	80
(Benefit) provision for income taxes	118	118
Depreciation and amortization	369	365
EBITDA	760	773
Equity (earnings) losses from unconsolidated hospitality ventures (b)	2	2
Stock-based compensation expense	31	31
(Gains) losses on sales of real estate and other	(34)	(34)
Other (income) loss, net	(25)	(32)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	71	75
Adjusted EBITDA	$805	$815

Adjusted EBITDA (as reported) growth, compared to prior year	3%	4%
Negative impact of foreign exchange	$5	$—
Adjusted EBITDA (in constant currency) growth, compared to prior year	3%	4%
Adjusted EBITDA (in constant currency) growth, compared to prior year excluding Playa Hotels & Resorts (a)	6%	7%

(a) Excludes Hyatt's pro rata share of Adjusted EBITDA from Playa of $34 million in 2016 and $14 million in 2017.
(b) Excludes the impact attributable to the sale of Avendra LLC, an unconsolidated hospitality venture, which is expected to close in the fourth quarter of 2017. Any financial impact will be recorded outside of Adjusted EBITDA, and will be characterized as a special item.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended September 30, 2017 and September 30, 2016

Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted Net Income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended September 30,
		2017	2016
Net income attributable to Hyatt Hotels Corporation		$16	$62
Earnings per diluted share		$0.13	$0.47
Special items
Cease use liability (a)	Other income (loss), net	21	—
Unconsolidated hospitality venture impairments (b)	Equity earnings (losses) from unconsolidated hospitality ventures	3	2
Gains on sales of real estate held by unconsolidated hospitality ventures (c)	Equity earnings (losses) from unconsolidated hospitality ventures	—	(5)
Total special items - pre-tax		24	(3)
Income tax benefit (provision) for special items	Provision for income taxes	(8)	2
Total special items - after-tax		16	(1)
Special items impact per diluted share		$0.13	$—
Adjusted net income attributable to Hyatt Hotels Corporation		$32	$61
Earnings per diluted share, adjusted for special items		$0.26	$0.47
(a) Cease use liability - During the three months ended September 30, 2017, we recognized a $21 million cease use liability related to our previous corporate headquarters.
(b) Unconsolidated hospitality venture impairments - During the three months ended September 30, 2017 and 2016, we recorded a $3 million and $2 million impairment charge, respectively.
(c) Gains on sales of real estate held by unconsolidated hospitality ventures - During the three months ended September 30, 2016, two unconsolidated hospitality ventures each sold a Hyatt Place hotel, for which we recognized gains of $5 million.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Nine Months Ended September 30, 2017 and September 30, 2016

Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted Net Income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Nine Months Ended September 30,
		2017	2016
Net income attributable to Hyatt Hotels Corporation		$173	$163
Earnings per diluted share		$1.36	$1.21
Special items
Realized losses on redemption of preferred stock (a)	Other income (loss), net	40	—
Cease use liability (b)	Other income (loss), net	21	—
(Gains) losses on sales of real estate (c)	Gains (losses) on sales of real estate	(34)	21
Gains on sales of real estate held by an unconsolidated hospitality venture (d)	Equity earnings (losses) from unconsolidated hospitality ventures	(2)	(5)
Unconsolidated hospitality venture impairments (e)	Equity earnings (losses) from unconsolidated hospitality ventures	3	4
Other (f)	Other income (loss), net	2	9
Total special items - pre-tax		30	29
Income tax provision for special items	Provision for income taxes	(9)	(10)
Total special items - after-tax		21	19
Special items impact per diluted share		$0.16	$0.15
Adjusted net income attributable to Hyatt Hotels Corporation		$194	$182
Earnings per diluted share, adjusted for special items		$1.52	$1.36
(a) Realized losses on redemption of preferred stock - During the nine months ended September 30, 2017, Playa redeemed 34,468,193 of our preferred shares plus accrued and unpaid paid in kind dividends thereon for $290 million. We recognized $40 million of realized losses, which were the result of the difference between the fair value of the initial investment and the contractual redemption price.
(b) Cease use liability - During the nine months ended September 30, 2017, we recognized a $21 million cease use liability related to our previous corporate headquarters.
(c) (Gains) losses on sales of real estate - During the nine months ended September 30, 2017, we recognized a $35 million gain on the sale of Hyatt Regency Louisville, partially offset by a $1 million loss on the sale of land and construction in progress to an unconsolidated hospitality venture, in which Hyatt has a 50% ownership interest. During the nine months ended September 30, 2016, we recorded a $21 million loss on the sale of Andaz 5th Avenue.
(d) Gains on sales of real estate held by an unconsolidated hospitality venture - During the nine months ended September 30, 2017, an unconsolidated hospitality venture sold a Hyatt Place hotel, for which we recognized a gain of $2 million. During nine months ended September 30, 2016, two unconsolidated hospitality ventures each sold a Hyatt Place hotel, for which we recognized gains of $5 million.
(e) Unconsolidated hospitality venture impairments - During the nine months ended September 30, 2017 and 2016, we recorded a $3 million and $4 million impairment charge, respectively.
(f) Other - During the nine months ended September 30, 2017, Other included transaction costs. During the nine months ended September 30, 2016, Other included a loss on the redemption of a cost method investment, debt settlement costs related to the redemption of our 2016 Senior Notes, transaction costs and a provision on a developer loan based on our assessment of collectability.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2017	2016	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2017	2016	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)
Revenues
Owned and leased hotels total revenues	$505	$519	$(14)	(2.7)%	$(17)	(3.2)%	$1,638	$1,594	$44	2.8%	$48	3.0%
Americas management and franchising	95	90	5	5.9%	5	5.7%	308	281	27	9.7%	27	9.7%
ASPAC management and franchising	27	23	4	17.8%	4	18.8%	79	67	12	17.6%	13	19.0%
EAME/SW Asia management and franchising	18	15	3	18.6%	3	15.6%	51	47	4	7.3%	4	7.0%
Corporate and other (a)	32	12	20	175.6%	20	175.6%	91	34	57	174.1%	57	174.1%
Eliminations (b)	(21)	(19)	(2)	(8.7)%	(2)	(7.9)%	(73)	(66)	(7)	(11.1)%	(7)	(11.5)%
Adjusted revenues	$656	$640	$16	2.6%	$13	2.2%	$2,094	$1,957	$137	7.0%	$142	7.3%
Other revenues from managed properties	463	448	15	3.1%	15	3.1%	1,407	1,385	22	1.6%	22	1.6%
Total revenues	$1,119	$1,088	$31	2.8%	$28	2.6%	$3,501	$3,342	$159	4.8%	$164	4.9%

Adjusted EBITDA
Owned and leased hotels	$89	$97	$(8)	(7.9)%	$(9)	(8.4)%	$324	$321	$3	1.0%	$4	1.7%
Pro rata share of unconsolidated hospitality ventures	15	23	(8)	(38.0)%	(8)	(38.5)%	59	79	(20)	(26.4)%	(20)	(26.9)%
Total owned and leased hotels	104	120	(16)	(13.8)%	(17)	(14.3)%	383	400	(17)	(4.4)%	(16)	(4.0)%
Americas management and franchising	82	77	5	6.8%	5	6.5%	269	242	27	11.3%	27	11.3%
ASPAC management and franchising	17	14	3	19.9%	3	21.2%	48	38	10	26.5%	11	28.4%
EAME/SW Asia management and franchising	11	8	3	41.3%	3	36.1%	28	24	4	15.6%	4	15.0%
Corporate and other (a)	(35)	(27)	(8)	(25.9)%	(8)	(25.9)%	(93)	(91)	(2)	(1.8)%	(2)	(1.8)%
Eliminations	1	—	1	NM	1	NM	2	—	2	NM	2	NM
Adjusted EBITDA	$180	$192	$(12)	(6.2)%	$(13)	(6.7)%	$637	$613	$24	3.9%	$26	4.3%

Adjusted EBITDA Margin %	27.5%	30.1%	(2.6)%	(2.6)%	30.4%	31.3%	(0.9)%	(0.9)%

(a)	Includes results of Miraval and exhale.

(b)
These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended September 30,					Nine Months Ended September 30,
	2017	2016	Change		Change (in constant $)	2017	2016	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)

Comparable owned and leased hotels (37)
ADR	$223.50	$220.01	1.6%		1.0%	$226.38	$224.87	0.7%		0.9%
Occupancy	78.1%	79.7%	(1.6)%	pts		77.5%	78.2%	(0.7)%	pts
RevPAR	$174.45	$175.31	(0.5)%		(1.1)%	$175.53	$175.89	(0.2)%		—%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (152)
ADR	$198.93	$198.22	0.4%		0.2%	$203.96	$200.54	1.7%		1.7%
Occupancy	79.1%	79.4%	(0.3)%	pts		77.2%	76.9%	0.3%	pts
RevPAR	$157.29	$157.41	(0.1)%		(0.3)%	$157.39	$154.18	2.1%		2.1%

Select service hotels (298)
ADR	$137.73	$137.18	0.4%		0.4%	$137.75	$135.98	1.3%		1.3%
Occupancy	82.4%	81.3%	1.1%	pts		79.6%	78.8%	0.8%	pts
RevPAR	$113.43	$111.56	1.7%		1.7%	$109.65	$107.10	2.4%		2.4%

ASPAC
Full service hotels (70)
ADR	$198.69	$200.70	(1.0)%		0.2%	$199.71	$204.55	(2.4)%		(1.3)%
Occupancy	75.0%	70.7%	4.3%	pts		72.0%	66.9%	5.1%	pts
RevPAR	$149.04	$141.93	5.0%		6.3%	$143.78	$136.75	5.1%		6.2%

EAME/SW Asia
Full service hotels (63)
ADR	$186.67	$181.31	3.0%		0.9%	$181.94	$183.97	(1.1)%		(0.5)%
Occupancy	66.0%	64.4%	1.6%	pts		66.0%	63.2%	2.8%	pts
RevPAR	$123.21	$116.70	5.6%		3.5%	$120.16	$116.27	3.3%		3.9%

Select service hotels (10)
ADR	$92.75	$87.76	5.7%		2.6%	$95.21	$93.39	2.0%		1.3%
Occupancy	77.4%	71.1%	6.3%	pts		73.1%	65.9%	7.2%	pts
RevPAR	$71.79	$62.44	15.0%		11.6%	$69.58	$61.53	13.1%		12.3%

Comparable systemwide hotels (594) (b)
ADR	$179.71	$179.11	0.3%		0.3%	$181.91	$180.70	0.7%		0.9%
Occupancy	77.9%	76.8%	1.1%	pts		75.8%	74.2%	1.6%	pts
RevPAR	$139.96	$137.59	1.7%		1.6%	$137.80	$134.04	2.8%		3.1%
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Comparable systemwide hotels include one select service hotel in ASPAC, which is not included in the ASPAC full service hotel statistics.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Location

	Three Months Ended September 30,					Nine Months Ended September 30,
	2017	2016	Change		Change (in constant $)	2017	2016	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels) (a)

Park Hyatt (37)
ADR	$315.04	$305.49	3.1%		2.3%	$319.40	$317.88	0.5%		0.5%
Occupancy	69.8%	69.6%	0.2%	pts		68.4%	67.4%	1.0%	pts
RevPAR	$219.91	$212.53	3.5%		2.7%	$218.46	$214.14	2.0%		2.0%

Grand Hyatt (42)
ADR	$221.39	$220.13	0.6%		0.7%	$223.02	$223.32	(0.1)%		0.1%
Occupancy	79.0%	75.9%	3.1%	pts		76.6%	72.9%	3.7%	pts
RevPAR	$174.94	$167.04	4.7%		4.9%	$170.86	$162.90	4.9%		5.1%

Hyatt Regency (163)
ADR	$173.88	$173.89	0.0%		(0.1)%	$177.24	$175.78	0.8%		1.2%
Occupancy	75.5%	75.1%	0.4%	pts		73.7%	72.3%	1.4%	pts
RevPAR	$131.35	$130.55	0.6%		0.5%	$130.55	$127.08	2.7%		3.1%

Hyatt (17)
ADR	$172.22	$173.80	(0.9)%		(0.8)%	$167.98	$166.16	1.1%		1.5%
Occupancy	73.3%	72.1%	1.2%	pts		73.5%	71.7%	1.8%	pts
RevPAR	$126.30	$125.40	0.7%		0.8%	$123.49	$119.17	3.6%		4.0%

Andaz (12)
ADR	$330.92	$324.49	2.0%		2.5%	$335.13	$331.38	1.1%		2.8%
Occupancy	82.1%	82.3%	(0.2)%	pts		80.5%	81.7%	(1.2)%	pts
RevPAR	$271.62	$266.92	1.8%		2.3%	$269.74	$270.88	(0.4)%		1.2%

Hyatt Centric (12)
ADR	$226.84	$238.27	(4.8)%		(4.8)%	$228.67	$235.31	(2.8)%		(2.8)%
Occupancy	87.7%	87.1%	0.6%	pts		86.0%	84.7%	1.3%	pts
RevPAR	$198.94	$207.61	(4.2)%		(4.2)%	$196.59	$199.37	(1.4)%		(1.4)%

Hyatt Place (244)
ADR	$130.89	$130.36	0.4%		0.3%	$131.33	$129.62	1.3%		1.3%
Occupancy	81.4%	80.0%	1.4%	pts		78.8%	77.6%	1.2%	pts
RevPAR	$106.55	$104.25	2.2%		2.1%	$103.52	$100.57	2.9%		3.0%

Hyatt House (65)
ADR	$154.12	$153.06	0.7%		0.7%	$153.33	$151.88	1.0%		1.0%
Occupancy	85.0%	84.7%	0.3%	pts		81.4%	80.9%	0.5%	pts
RevPAR	$131.03	$129.57	1.1%		1.1%	$124.82	$122.93	1.5%		1.5%
(a) Comparable systemwide hotels include two hotels within The Unbound Collection by Hyatt, which are not listed in the hotel brand statistics.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Fees
Base management fees	$51	$49	$2	5.4%	$150	$143	$7	5.2%
Incentive management fees	30	25	5	21.4%	99	85	14	16.4%
Franchise fees	30	27	3	11.9%	86	77	9	11.9%
Other fee revenues (a)	11	9	2	23.4%	39	27	12	43.6%
Total management and franchise fees	$122	$110	$12	12.2%	$374	$332	$42	12.8%
(a) Total other fee revenues includes amortization of deferred gains, resulting from the sales of hotels subject to long-term management agreements, of $6 million for both the three months ended September 30, 2017 and September 30, 2016 and $17 million and $16 million for the nine months ended September 30, 2017 and September 30, 2016, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
SG&A expenses	$89	$74	$15	20.2%	$278	$237	$41	17.2%
Less: rabbi trust impact	(9)	(10)	1	3.4%	(29)	(14)	(15)	(115.4)%
Less: stock-based compensation expense	(5)	(1)	(4)	(171.4)%	(26)	(21)	(5)	(19.0)%
Adjusted SG&A expenses	$75	$63	$12	19.5%	$223	$202	$21	10.4%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Americas management and franchising	$14	$14	$—	0.4%	$39	$39	$—	(0.2)%
ASPAC management and franchising	11	10	1	14.8%	31	29	2	5.9%
EAME/SW Asia management and franchising	6	6	—	(4.7)%	23	23	—	(1.0)%
Owned and leased hotels	6	4	2	31.2%	15	10	5	47.4%
Corporate and other	38	29	9	33.3%	115	101	14	15.2%
Adjusted SG&A expenses	$75	$63	$12	19.5%	$223	$202	$21	10.4%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$469	$471	$(2)	(0.4)%	$1,451	$1,459	$(8)	(0.6)%
Non-comparable owned and leased hotels (a)	49	48	1	1.6%	216	135	81	60.5%
Owned and leased hotels revenues	$518	$519	$(1)	(0.2)%	$1,667	$1,594	$73	4.6%

Expenses
Comparable owned and leased hotels	$361	$360	$(1)	(0.1)%	$1,090	$1,088	$(2)	(0.1)%
Non-comparable owned and leased hotels (a)	46	40	(6)	(16.4)%	170	113	(57)	(51.1)%
Rabbi trust	2	2	—	2.7%	6	3	(3)	(119.1)%
Owned and leased hotels expenses	$409	$402	$(7)	(1.7)%	$1,266	$1,204	$(62)	(5.2)%

Owned and leased hotels operating margin percentage (a)	21.1%	22.6%		(1.5)%	24.0%	24.5%		(0.5)%

Comparable owned and leased hotels operating margin percentage	23.0%	23.4%		(0.4)%	24.9%	25.4%		(0.5)%
(a) Includes results of Miraval.

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items on our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset within our owned and leased hotels expenses for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our loyalty program for our owned and leased hotels are offset within our owned and leased hotels revenues. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$9	$10	$(1)	(3.4)%	$29	$14	$15	115.4%
Rabbi trust impact allocated to owned and leased hotels expense	2	2	—	(2.7)%	6	3	3	119.1%
Net gains and interest income from marketable securities held to fund our loyalty program allocated to owned and leased hotels revenues	1	—	1	101.5%	2	3	(1)	(48.8)%
Net gains and interest income from marketable securities held to fund operating programs	$12	$12	$—	(1.3)%	$37	$20	$17	89.4%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Capital Expenditures
Maintenance and technology	$15	$16	$54	$42
Enhancements to existing properties	54	20	117	44
Investment in new properties under development or recently opened	10	19	41	54
Total	$79	$55	$212	$140

	Three Months Ended September 30,		Nine Months Ended September 30,
Investment Spending (a)	2017	2016	2017	2016
Acquisitions, net of cash acquired	$16	$93	$259	$331
Contributions to investments	44	14	67	31
Other	1	8	11	19
Total	$61	$115	$337	$381

(a) Investment spending, as we have disclosed above, is a non-GAAP measure. Investment spending includes our cash expenditures related to acquisitions and equity, debt and other investments. This measure assists us in comparing our cash expenditures on all types of investments over various reporting periods on a consistent basis. Refer to the condensed consolidated statements of cash flows filed with our quarterly report on Form 10-Q for details of our cash used in investing activities, noting that the Other investment spending is included in other investing activities on the condensed consolidated statements of cash flows.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased properties (a)

	September 30, 2017		September 30, 2016		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States	26	14,802	27	15,713	(1)	(911)
Other Americas	3	1,548	3	1,548	—	—
ASPAC	1	601	1	601	—	—
EAME/SW Asia	9	1,933	9	1,933	—	—
Select service hotels
United States	1	171	1	171	—	—
EAME/SW Asia	1	330	1	330	—	—
Total full service and select service hotels	41	19,385	42	20,296	(1)	(911)

Wellness resorts	3	399	—	—	3	399

Total owned and leased	44	19,784	42	20,296	2	(512)

(a) Figures do not include unconsolidated hospitality ventures or branded spas and fitness studios.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	September 30, 2017		September 30, 2016		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	97	52,889	98	53,355	(1)	(466)
Other Americas managed	21	7,196	19	6,790	2	406
United States franchised	48	14,859	44	13,563	4	1,296
Other Americas franchised	2	182	1	44	1	138
Subtotal	168	75,126	162	73,752	6	1,374
Select service hotels
United States managed	54	7,653	56	7,902	(2)	(249)
Other Americas managed	9	1,335	7	1,038	2	297
United States franchised	279	38,336	251	34,445	28	3,891
Other Americas franchised	5	801	2	266	3	535
Subtotal	347	48,125	316	43,651	31	4,474
ASPAC
Full service hotels
ASPAC managed	79	28,831	73	26,678	6	2,153
ASPAC franchised	3	1,286	3	1,286	—	—
Subtotal	82	30,117	76	27,964	6	2,153
Select service hotels
ASPAC managed	9	1,448	5	826	4	622
Subtotal	9	1,448	5	826	4	622
EAME/SW Asia
Full service hotels
EAME managed	40	10,166	38	9,650	2	516
SW Asia managed	34	10,023	31	9,162	3	861
EAME franchised	1	79	—	—	1	79
Subtotal	75	20,268	69	18,812	6	1,456
Select service hotels
EAME managed	5	839	5	839	—	—
SW Asia managed	7	988	6	887	1	101
EAME franchised	1	349	—	—	1	349
Subtotal	13	2,176	11	1,726	2	450
Total full service and select service hotels	694	177,260	639	166,731	55	10,529

Americas
All inclusive
Other Americas franchised	6	2,401	6	2,401	—	—
Subtotal	6	2,401	6	2,401	—	—
Wellness
United States managed	3	399	—	—	3	399
Subtotal	3	399	—	—	3	399

Total managed and franchised (b)	703	180,060	645	169,132	58	10,928

Vacation ownership	16		16		—
Residential	20		18		2
(b) Figures do not include vacation ownership, residential or branded spas and fitness studios.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	September 30, 2017		September 30, 2016		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	40	7,814	39	7,587	1	227
Grand Hyatt	47	25,529	47	25,653	—	(124)
Hyatt Regency	183	81,033	171	77,238	12	3,795
Hyatt	18	3,365	23	4,864	(5)	(1,499)
Andaz	16	3,456	13	2,639	3	817
Hyatt Centric	16	3,422	9	1,655	7	1,767
The Unbound Collection by Hyatt	5	892	5	892	—	—
Hyatt Place	290	40,445	260	35,905	30	4,540
Hyatt House	79	11,304	72	10,298	7	1,006
Total full service and select service hotels	694	177,260	639	166,731	55	10,529

Hyatt Ziva	4	1,860	4	1,860	—	—
Hyatt Zilara	2	541	2	541	—	—
Miraval	3	399	—	—	3	399
Total managed and franchised properties and rooms (a)	703	180,060	645	169,132	58	10,928

Hyatt Residence Club	16		16		—

(a) Figures do not include vacation ownership, residential or branded spas and fitness studios.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
For the Three Months Ended September 30, 2017
(in millions)

	Rooms	Transaction / Opening Date	3Q17 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Hyatt Regency Birmingham, United Kingdom	319	3Q16
Hyatt Regency Grand Cypress	815	2Q17
Hyatt Regency Louisville	393	2Q17
Total Owned and Leased Hotels Dispositions			$(3)

Unconsolidated Hospitality Venture Hotels
Hyatt Place Columbia / Downtown / The Vista	132	3Q16
Hyatt Place Princeton	122	3Q16
Andaz Maui at Wailea Resort (a)	301	4Q16
Hyatt Place Atlanta / Perimeter Center	150	4Q16
Hyatt Place Fort Worth / Hurst	127	4Q16
Hyatt Place Fort Worth / Cityview	127	4Q16
Hyatt Place Phoenix / Gilbert	127	1Q17
Playa Hotels & Resorts (six all inclusive hotels)	2,401	1Q17
Total Unconsolidated Hospitality Venture Hotels Dispositions (b) (c)			$(9)

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(12)

Acquisitions or Openings
Owned and Leased Hotels
Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt	119	3Q16
Andaz Maui at Wailea Resort (a)	301	4Q16
Total Owned and Leased Hotels Acquisitions or Openings			$4

Unconsolidated Hospitality Venture Hotels
Hyatt Place Celaya	145	4Q16
Hyatt Place São José do Rio Preto	152	4Q16
Andaz Delhi	401	4Q16
Andaz Mayakoba Resort Riviera Maya	214	4Q16
Hyatt Regency Andares Guadalajara	257	1Q17
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (b) (d)			$1

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$5

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$(7)

(a) In 4Q16, Hyatt acquired its partners' interests in Andaz Maui at Wailea Resort.
(b) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.
(c) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(d) Includes the opening of a hotel by the venture or the Company's acquisition of an equity interest in the venture.